Exhibit 99
[LOGO]
NEWS
KADANT
AN ACCENT ON INNOVATION
One Technology Park Drive
Westford, MA 01886
Investor contact: Thomas M. O'Brien, 978-776-2000
Media contact: Wes Martz, 269-278-1715

Kadant to Acquire Carmanah Design and Manufacturing

WESTFORD, Mass., November 1, 2013 – Kadant Inc. (NYSE: KAI) announced that it has entered into a definitive agreement to acquire Carmanah Design and Manufacturing Inc. for Canadian dollars (CAD) 54 million in cash, or approximately USD 52 million, subject to a post-closing adjustment. Carmanah is a global leader in the design and manufacture of stranders and related equipment used in the production of oriented strand board (OSB), an engineered wood panel product used primarily in home construction. Carmanah also supplies debarking and wood chipping equipment used in both the forest products and the pulp and paper industries.

"I'm pleased to extend our presence into the forest products industry with the acquisition of Carmanah," said Jonathan W. Painter, president and chief executive officer of Kadant Inc. "Carmanah is the world leader in stranding equipment and we expect that the company will make a strong contribution to our business in 2014 and beyond. Industry analysts expect the annual growth rate of OSB production to be just under 10 percent per year over the next five years in North America. With more than 70 percent of Carmanah's business coming from parts and consumables, this acquisition will also advance our strategic plan to increase our aftermarket revenues."

Michael Colwell, president of Carmanah Design and Manufacturing Inc., commented, "We are excited to join Kadant and believe its global footprint will provide an opportunity for Carmanah to enhance its global market position. Kadant's emphasis on product quality and customer-driven solutions fits well with Carmanah's culture."

Carmanah is based in Surrey, British Columbia, just outside of Vancouver. The company has 73 employees and generated approximately CAD 7 million of EBITDA, including CAD 1 million of non-recurring expenses, on revenues of CAD 29 million for its fiscal year ended March 31, 2013.

Kadant Inc. is a leading supplier to the global pulp and paper industry. Our stock-preparation; fluid-handling; and doctoring, cleaning, and filtration products are designed to increase efficiency and improve quality in pulp and paper production. Many of our products, particularly in our Fluid-Handling product line, are also used to optimize production in other process industries. In addition, we produce granules from papermaking byproducts for agricultural and lawn and garden applications. Kadant is based in Westford, Massachusetts, with revenues of $332 million in 2012 and 1,600 employees in 17 countries worldwide. For more information, visit www.kadant.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about the financial and operating performance of Carmanah Design and Manufacturing Inc., the benefits of the transaction, the expected future business and financial performance of the acquired company following the transaction and the forecasted growth of the OSB industry. Important factors could cause actual results to differ materially from those indicated by such statements, including: the ability to consummate the transaction, our ability to successfully integrate the acquired business and realize anticipated benefits from the transaction, unanticipated disruptions to the business, general economic conditions, and the future performance of the OSB industry and housing markets and other factors, including those set forth under the heading "Risk Factors" in Kadant's quarterly report on Form 10-Q for the period ended June 29, 2013. These include risks and uncertainties relating to our dependence on the pulp and paper industry; significance of sales and operation of manufacturing facilities in China; commodity and component price increases or shortages; international sales and operations; our acquisition strategy; our internal growth strategy; fluctuations in currency exchange rates; competition; soundness of suppliers and customers; our effective tax rate; future restructurings; soundness of financial institutions; our debt obligations; restrictions in our credit agreement; protection of patents and proprietary rights; failure of our information systems or breaches of data security; fluctuations in our share price; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.
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